Contacts: Investor Relations/Media Relations
Vulcan Materials
Mark Warren/David Donaldson
(205) 298-3220
Sard Verbinnen & Co
Susan Burns/Maggie Pisacane
(212) 687-8080
VULCAN MATERIALS COMPANY ELECTS DIRECTOR
Birmingham, Ala., November 19, 2007 – Vulcan Materials Company (NYSE:VMC) announced today that John D. Baker II (59) has been elected a director of the Company. Mr. Baker was formerly President and CEO of Florida Rock Industries, Inc., which was acquired by Vulcan in a transaction that was completed on November 16. In addition to serving on Vulcan’s Board, Mr. Baker is a director of Patriot Transportation Holdings, Inc. and Wachovia Corporation.
“John Baker brings to our board nearly four decades of experience in the construction materials industry,” said Don James, Chairman and CEO of Vulcan Materials Company. “We are pleased John has joined our board and we look forward to having the benefit of his counsel as we move forward as a larger, faster growing and more regionally diverse company.”
About Vulcan Materials
Vulcan Materials Company, a member of the S&P 500 index, is the nation’s foremost producer of construction aggregates and a major producer of other construction materials. For additional information about Vulcan Materials Company, see www.vulcanmaterials.com.